Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of the 2nd day of January, 2003, by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the “Company”) and Peter T. Noone (“Employee”).

RECITALS:

A.       The Employee and Company are parties to an employment agreement dated as of January 2, 2002.

B.       The Company desires to retain Employee as its General Counsel and Secretary. Employee desires to work for the Company as its General Counsel and Secretary.

C.       The parties desire to terminate the existing employment agreement and enter a new employment agreement and set forth herein in this new employment agreement the terms and conditions under which Employee shall serve in the above-stated capacity of General Counsel and Secretary.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1.        Employment and Duties. The Company agrees to employ Employee and Employee accepts the employment, subject to the terms and conditions herein, to serve as General Counsel and Secretary of the Company. Employee’s duties and responsibilities shall include the duties and responsibilities as set forth by the Company, in all cases consistent with Employee’s position. Employee shall perform faithfully the duties assigned to him to the best of his ability.

2.        Place of Employment. Employee shall be employed out of the Company’s office located in the United States.

3.        Term. This agreement shall have an indefinite term and shall continue indefinitely unless terminated pursuant to Section 12 hereof (the “Employment Period”).

4.        Salary. Employee will receive a monthly salary based on an annualized rate of one hundred and seventy-two thousand five-hundred dollars $172,500.00 for 2003. For subsequent calendar years, provided Employee has performed his duties satisfactorily, Employee shall be entitled to an increase in his base salary that shall not be less than the annual change in the United States Consumer Price Index for the prior year.

5.        Allowances. The Company shall grant Employee the following allowances: (i) an annual allowance of up to $3,200 per year to purchase term life insurance for which Employee or a trust set up by Employee shall be the owner and which insurance shall benefit Employee’s family upon Employee’s death, and (ii) an allowance of up to $2,500 to be used by Employee for Employee or any member of Employee’s family to cover amounts not covered by Employee’s health or dental insurance.

6.        Performance Bonus. Employee shall be eligible to receive a bonus if the Company, in its sole discretion, decides to reward Employee for his performance. Any such bonus shall be paid at the Company’s discretion in either (i) cash, (ii) the Company’s stock, (iii) additional options to purchase the Company’s stock, (iv) any combination of cash, stock or options, or (v) such other form of consideration as the Company shall determine.

7.        Stock Options. Provided Employee has maintained continuous service with the Company through the first business day of each calendar year, the Company shall annually grant to Employee on the first business day of each calendar year, options from the Company’s 2002 Incentive Stock Option Plan (the “Plan”) to purchase at least 20,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date of grant as determined by the Plan. Such options shall have a ten-year exercise period.

8.        Employee Taxes. Employee shall be solely responsible for any and all of Employee’s portion of any (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, stock grant, allowance, severance benefit, or any other type of compensation or benefit received by Employee pursuant to this Agreement which is subject to taxation and payable to any governmental taxing authority.

9.        Health and Dental Insurance. The Company will provide Employee, his spouse and his minor dependents with health and dental insurance coverage provided such persons meet any coverage requirements that the Company’s insurance carrier may require.

10.      Vacation. Employee will be entitled to twenty (25) days annual paid vacation.

11.      Confidential Information.

(a)       Nondisclosure. Employee expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company that would be inconsistent with the position held by Employee or the duties being performed by Employee at the direction of the Company.

(b)       Return of Confidential Information and Other Property. Upon termination of this Agreement, Employee will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, “confidential information” means information disclosed to or known by Employee as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

(c)       Breach of Confidentiality Provision. Employee agrees that a substantial violation on his part of this confidentiality covenant will cause such damage to the Company as will be irreparable and for that reason, Employee further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenant by Employee, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Employee expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

12.      Termination.

(a)       Reasons for Termination. The employment of Employee with the Company shall terminate automatically upon Employee’s death and may be terminated: (i) by the Company, with six months notice, upon Employee’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company with “cause” upon at least 30 days written notice or by the Company without “cause” upon six months written notice (“cause” is hereinafter defined); (iii) by Employee upon three months written notice; (iv) by Employee upon one month written notice, if he suffers a demotion or a lower status with the Company other than for cause; or (v) by Employee upon one month written notice, in the event of a “change in control” (as hereinafter defined), whether or not Employee suffers a demotion or a lower status with the Company. For purposes of this Agreement, “cause” shall mean (i) a failure by Employee to substantially perform Employee’s reasonable and legal duties and as defined by goals established by the Company and agreed to by Employee, other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Employee that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Employee of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by Employee shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. For purposes of this Agreement, a “change of control” shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities and Exchange Act (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities; (2) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by two-thirds (2/3) of the Board as constituted at the beginning of such period;

(3) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.

(b)       Termination Benefits. If Employee’s employment is terminated  pursuant to Section 12(a) of this Agreement for any reason noted above other than by the Company for “cause” or by Employee upon three months written notice as set forth in clause (iii) of Section 12(a), Employee will be entitled to receive the following benefits as severance following the end of his employment (the “Severance Benefits”):

(i)       a lump sum payment equal to six months salary at Employee’s then-current annual salary level;

(ii)      payment of any salary, expenses, allowances and benefits accrued by Employee up to the date of the termination; and

(iii)     the immediate vesting and release of any unvested unreleased portion of any equity securities of the Company without restriction.

(c)       Benefits in the Event of Employee’s Death. Except as set forth below, if Employee’s employment terminates automatically in the event of Employee’s death, Employee’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Employee in an amount deemed to be appropriate by the Board and designating Employee’s estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Employee’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Employee’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Employee’s death but in no event later than thirty (30) days thereafter.

(d)       Date of Termination; Provision of Severance Benefits. The date of termination of Employee’s employment by the Company under this Paragraph 12 shall be six (6) months after receipt by Employee of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the later of the date specified in the written notice of termination for cause or thirty days following the receipt by Employee of such written notice of termination for cause. The date of termination by Employee under this Paragraph 12 shall be one month after receipt by the Company of written notice of termination, except in the case of termination by Employee as set forth in clause (iii) of Section 12(a) pursuant to which Employee is required to give the Company three months notice. All benefits to which Employee is entitled under subparagraph (b) hereof shall be provided within thirty (30) days of the end of Employee’s employment. In the case of automatic termination in the event of Employee’s death, the benefits shall be provided no later than thirty (30) days from the date of Employee’s death.

13.      Indemnification. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company, Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for any of its other Employee officers.

14.      Miscellaneous.

(a)       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(b)       Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:

Hungarian Telephone and Cable Corp.
Terez krt. 46
Budapest, Hungary 1066

Facsimile No.: 011-361-474-0351
Attn: President and Chief Employee Officer

If to Employee, to:

the address or facsimile number
for Employee as set forth
in the Company’s records

(c)       Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of Delaware, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

(d)       Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(e)       Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

(f)       Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)       Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(h)       Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)        Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.
By:	/s/ Ole Bertram

Ole Bertram President and Chief Executive Officer

PETER T. NOONE
/s/ Peter T. Noone